As filed with the Securities and Exchange Commission on June 12, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PHOTON DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

California	94-3007502
(State of incorporation)	(I.R.S. Employer Identification No.)

6325 SAN IGNACIO AVENUE

SAN JOSE, CA 95119

(408) 226-9900

(Address of principal executive offices, including zip code)

1995 STOCK OPTION PLAN

1995 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

RICHARD L. DISSLY

CHIEF FINANCIAL OFFICER AND SECRETARY

PHOTON DYNAMICS, INC.

6325 SAN IGNACIO AVENUE

SAN JOSE, CA 95119

(408) 226-9900

 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

BRETT D. WHITE, ESQ.

COOLEY GODWARD LLP

FIVE PALO ALTO SQUARE

3000 EL CAMINO REAL

PALO ALTO, CA 94306-2155

(650) 843-5000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, no par value per share	650,000 shares	$35.53	$23,094,500.00	$2,125.00

(1)  400,000 shares to be registered pursuant to the Photon Dynamics, Inc. 1995 Stock Option Plan and 250,000 shares to be registered pursuant to the Photon Dynamics, Inc. 1995 Employee Stock Purchase Plan. This Registration Statement shall cover any additional shares of Common Stock which become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)  Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”). The price per share and aggregate offering price are based upon the average of the high and low prices of Registrant’s Common Stock on June 7, 2002 as reported on the Nasdaq National Market (pursuant to Rule 457(c) under the Securities Act).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Photon Dynamics, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement:

(a)  the Company’s latest Annual Report on Form 10-K for the year ended September 30, 2001, filed with the SEC on December 6, 2001;

(b)  the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2001, filed with the SEC on February 14, 2002;

(c)  the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 9, 2002;

(d)  the Company’s Current Report on Form 8-K, filed with the SEC on January 7, 2002;

(e)  the Company’s Amended Current Report on Form 8-K/A, filed with the SEC on January 14, 2002; and

(f)  the description of the Company’s Common Stock contained in the registration statement on Form 8-A (File No. 000-27234), filed with the SEC on November 14, 1995 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as amended by the Company’s Post-Effective Amendment No. 1 to Form S-3 on Form S-1 (File No. 333-67622), filed with the SEC on May 24, 2002.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by California law. We are also empowered under our Amended and Restated Articles of Incorporation and bylaws to enter into indemnification contracts with our directors, officers, employees and agents and to purchase insurance on behalf of any person whom we are required or permitted to indemnify. Pursuant to this provision, we have entered into indemnity agreements with certain of our directors and officers.

In addition, our Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by California law, our directors will not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our shareholders. This provision in the Amended and Restated Articles of Incorporation does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law. Each director will continue to be subject to liability for breach of the director’s duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct or knowing and culpable violations of law, that the director believes to be contrary to the best interests of us or our shareholders, involving a reckless disregard for the director’s duty to us or our shareholders when the director was aware or should have been aware of a risk of serious injury to us or our shareholders, or an unexcused pattern of inattention that amounts to an abdication of the director’s duty to us or our shareholders, for improper transactions between the director and us and for improper distributions to shareholders and loans to directors and officers or for acts or omissions by the director as an officer. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

EXHIBIT NUMBER

5.1	Opinion of Cooley Godward LLP
23.1	Consent of Ernst & Young LLP, Independent Auditors
23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants
23.3	Consent of Cooley Godward LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (contained on the signature page)
99.1	1995 Stock Option Plan, as amended
99.2	1995 Employee Stock Purchase Plan, as amended

After reasonable effort, the registrant has not been able to obtain the consent of Arthur Andersen LLP to the incorporation by reference of their report in this registration statement, and the registrant has dispensed with the requirement to file their consent in reliance on Rule 437(a) promulgated under the Securities Act.  Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this registration statement, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP incorporated by reference herein or any omissions to state a material fact required to be stated therein.

ITEM 9. UNDERTAKINGS

1.             The undersigned registrant hereby undertakes:

(a)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss. 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

(b)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.             The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.             Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 12th day of June, 2002.

PHOTON DYNAMICS, INC.

By:	/s/ Richard L. Dissly
Richard L. Dissly
Chief Financial Officer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vincent F. Sollitto and Richard L. Dissly, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Vincent F. Sollitto	President, Chief Executive Officer and Director (Principal Executive Officer)	June 12, 2002
Vincent F. Sollitto

/s/ Richard L. Dissly	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	June 12, 2002
Richard L. Dissly

/s/ E. Floyd Kvamme	Chairman of the Board	June 12, 2002
E. Floyd Kvamme

/s/ Richard P. Beck	Director	June 12, 2002
Richard P. Beck

/s/ Nicholas Brathwaite	Director	June 12, 2002
Nicholas Brathwaite

/s/ Michael J. Kim	Director	June 12, 2002
Michael J. Kim

/s/ Elwood H. Spedden	Director	June 12, 2002
Elwood H. Spedden

Director
Malcolm J. Thompson

EXHIBIT INDEX

EXHIBIT NUMBER

5.1	Opinion of Cooley Godward LLP
23.1	Consent of Ernst & Young LLP, Independent Auditors
23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants
23.3	Consent of Cooley Godward LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (contained on the signature page)
99.1	1995 Stock Option Plan, as amended
99.2	1995 Employee Stock Purchase Plan, as amended